UBS AG 6-K

Exhibit 5.2

To: UBS AG Bahnhofstrasse 45 8001 Zurich Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich homburger.ch T +41 43 222 10 00

Zurich, June 3, 2026

UBS AG, acting through its London branch

ETRACS Silver Shares Covered Call Exchange Traded Notes (ETNs) linked to the NASDAQ Silver FLOWS™ 106 Index due April 21, 2033 (CUSIP: 22542D225)

We, Homburger AG, have acted as special Swiss counsel to UBS AG, a Swiss bank, in connection with the issuance by UBS AG, acting through its London branch (the Issuing Branch), of up to 4,000,000,000 ETRACS Silver Shares Covered Call Exchange Traded Notes (ETNs) linked to the NASDAQ Silver FLOWS™ 106 Index due April 21, 2033 (CUSIP: 22542D225) (the New Notes and, together with the Outstanding Notes (as defined below), the Notes), in each case under the Indenture (as defined below). As such counsel, we have been requested to give our opinion as to certain matters of Swiss law relating to the New Notes.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or other document referred to in any of the Documents (including, in the case of the Base Prospectus and the Pricing Supplement (each as defined below), any document incorporated by reference therein or exhibited thereto) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances that are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed the following documents (collectively, the Documents):

(i)	an electronic copy of the executed Distribution Agreement dated May 7, 2007, between Credit Suisse Securities (USA) LLC, as distributor, and Credit Suisse AG (as amended by Amendment No. 1 dated January 11, 2008, the Distribution Agreement);

(ii)	an electronic copy of the executed indenture dated as of March 29, 2007 (the Base Indenture), between Credit Suisse AG and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the Trustee);

(iii)	an electronic copy of the executed first supplemental indenture to the Base Indenture dated as of May 6, 2008 (the First Supplemental Indenture), between Credit Suisse AG and the Trustee;

(iv)	an electronic copy of the executed second supplemental indenture to the Base Indenture dated as of March 25, 2009 (the Second Supplemental Indenture), between Credit Suisse AG and the Trustee;

(v)	an electronic copy of the executed third supplemental indenture to the Base Indenture dated as of September 9, 2020 (the Third Supplemental Indenture), between Credit Suisse AG and the Trustee;

(vi)	an electronic copy of the executed fourth supplemental indenture dated May 30, 2024 (the Fourth Supplemental Indenture and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the Indenture and, together with the Distribution Agreement, the Transaction Agreements), among Credit Suisse AG, UBS AG and the Trustee, pursuant to which UBS AG agreed in accordance with Section 5.01 of the Indenture to, among other things, assume all the obligations of Credit Suisse AG on the Securities (including the Notes) and under the Indenture with effect from the effective date of the Merger (as defined below);

(vii)	an electronic copy of the global note (the Existing Global Note) representing the currently outstanding 5,000,000 ETRACS Silver Shares Covered Call Exchange Traded Notes (ETNs) linked to the NASDAQ Silver FLOWS™ 106 Index due April 21, 2033 (CUSIP: 22542D225) (the Outstanding Notes), dated December 29, 2025, executed by UBS AG, acting through the Issuing Branch;

(viii)	an electronic copy of the revised global note representing the Notes, dated the date hereof (the Revised Global Note), executed by UBS AG, acting through the Issuing Branch;

(ix)	an electronic copy of the prospectus dated February 6, 2025 (the Base Prospectus);

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(x)	an electronic copy of the prospectus supplement to the Base Prospectus, relating to debt securities issued from time to time under the Indenture, dated May 31, 2024 (the Prospectus Supplement);

(xi)	an electronic copy of pricing supplement No. ETN-7/A24 to the Base Prospectus and the Prospectus Supplement, dated June 3, 2026 (the Pricing Supplement);

(xii)	an electronic copy of the notice to the Trustee dated June 3, 2024, pursuant to which UBS AG designated the Issuing Branch as the Substitution Branch as substitute for the Branch through which it acts under the Notes in accordance with Section 3(f) of the Second Supplemental Indenture (the Substitution Branch Designation Notice), executed by UBS AG;

(xiii)	an electronic copy of the Officer’s Certificate dated June 3, 2026, issued by UBS AG pursuant to Sections 9.01, 9.04, 10.03 and 10.04 of the Indenture;

(xiv)	a copy of the articles of association (Statuten) of UBS AG in their version dated as of April 23, 2024, certified by the Commercial Register of the Canton of Zurich in Switzerland (the Articles);

(xv)	a certified excerpt from the Commercial Register of the Canton of Zurich in Switzerland for UBS AG, dated May 21, 2026 (the Excerpt);

(xvi)	an electronic copy of the organization regulations (Organisationsreglement) of UBS AG, valid as of May 1, 2024, including the annexes thereto (the 2024 Regulations);

(xvii)	an electronic copy of the organization regulations (Organisationsreglement) of UBS AG, valid as of January 5, 2026, including the annexes thereto (the 2026 Regulations);

(xviii)	an electronic copy of the UBS Delegation of Authorities Group Finance (including Group Treasury) 9-C-011610 in its version effective as of October 25, 2023 (the 2023 Delegation of Authorities);

(xix)	an electronic copy of the UBS Delegation of Authorities Group Finance (including Group Treasury) 9-C-011610 in its version effective as of May 31, 2024 (the 2024 Delegation of Authorities);

(xx)	an electronic copy of the UBS Delegation of Authorities Group Finance (including Group Treasury) 9-C-011610 in its version effective as of May 23, 2026 (the 2026 Delegation of Authorities);

(xxi)	an electronic copy of the Policy on Signing Authority 1-P-000052 in its version effective as of December 14, 2023 (the 2023 Signing Authority Policy);

(xxii)	an electronic copy of the Policy on Signing Authority 1-P-000052 in its version effective as of October 31, 2025 (the 2025 Signing Authority Policy);

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(xxiii)	an electronic copy of the authorization signed by a managing director and an executive director of UBS AG dated May 13, 2024, delegating authority to negotiate, jointly execute and deliver, on behalf of UBS AG (whether acting through its head offices or through one of its branches), documents in connection with, among other things, the assumption by UBS AG of Credit Suisse AG’s obligations on the Securities to any two signatories either registered from time to time in the Commercial Registers of the Canton of Zurich or Basel-City in Switzerland as signatories for UBS AG or listed in such authorization (the Power of Attorney);

(xxiv)	an electronic copy of the approval signed by the Chief Financial Officer of UBS AG and UBS Group and the Group Treasurer of UBS AG and UBS Group dated May 22, 2024, approving the designation of the Issuing Branch as the Substitution Branch as substitute for the Branch through which it acts under the Notes (the Issuing Branch Substitution Approval);

(xxv)	an electronic copy of the resolutions of the Group Treasurer and the Group Chief Financial Officer, dated November 11, 2024, relating to, among other things, the continued offering and rebranding of the Notes, and delegating authority to, among other things, sign and enter into on behalf of UBS AG any documents and take any other actions on behalf of UBS AG authorized by such resolutions (or that are necessary or appropriate in furtherance of any actions authorized by such resolutions) to any two officers listed in Schedule 1 to such resolutions (the CFO and Treasurer Approval and Authorization);

(xxvi)	an electronic copy of the Determination of an Authorized Person, dated June 3, 2026, executed by two officers listed in Schedule 1 to the CFO and Treasurer Approval and Authorization (the New Notes Approval), relating to the New Notes; and

(xxvii)	an electronic copy of the executed merger agreement dated December 7, 2023, as amended and restated on April 30, 2024 (the Merger Agreement), between UBS AG and Credit Suisse AG.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under the laws of Switzerland.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion, we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

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II.	Assumptions

In rendering the opinions below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by each individual purported to have executed or certified, as the case may be, such documents, and any electronic signature of UBS AG (whether acting through its head offices or through one of its branches) on any such document has been affixed thereto by the individual to whom such electronic signature belongs and such signature has not been removed or otherwise altered in any way;

(c)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate;

(d)	the Indenture is within the capacity and power of, has been duly authorized, executed and delivered by, and is binding on, all parties thereto (other than UBS AG);

(e)	the Outstanding Notes that were outstanding prior to the Merger were duly authorized by Credit Suisse AG and were duly executed and delivered by Credit Suisse AG, acting through its Nassau branch;

(f)	the Existing Global Note was duly issued, authenticated and delivered in accordance with the terms of the Indenture;

(g)	with respect to the Notes, (i) each of UBS AG and the Issuing Branch has the requisite power and authority under the laws of the jurisdiction in which the Issuing Branch is domiciled (the Relevant Jurisdiction) to act as provided in the Notes and all other relevant documents, (ii) UBS AG is licensed in the Relevant Jurisdiction to operate the Issuing Branch, (iii) the Issuing Branch has complied and will comply with all internal guidelines, and any requirements of the Relevant Jurisdiction, applicable to the Issuing Branch with respect to the issuance of the Notes, and (iv) as a matter of the laws of the Relevant Jurisdiction with respect to the issuance of the Notes, the obligations entered into by the Issuing Branch are automatically those of UBS AG itself;

(h)	the Excerpt is correct and complete;

(i)	the Articles, the 2026 Regulations, the 2026 Delegation of Authorities, the 2025 Signing Authority Policy, the Issuing Branch Substitution Approval, the CFO and Treasurer Approval and Authorization and the New Notes Approval are in full force and effect and have not been amended;

(j)	the 2024 Regulations and the 2024 Delegation of Authorities were in full force and effect and had not been amended as of the date of the CFO and Treasurer Approval and Authorization;

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(k)	the 2023 Delegation of Authorities was in full force and effect and had not been amended as of the date of the Issuing Branch Substitution Approval;

(l)	the 2023 Signing Authority Policy was in full force and effect and had not been amended as of the date of the Power of Attorney and the CFO and Treasurer Approval and Authorization;

(m)	the Power of Attorney was in full force and effect and had not been amended as of the date of the Fourth Supplemental Indenture;

(n)	the designation by UBS AG of the Issuing Branch as substitute for the Branch through which it acts under the Notes as described in the Substitution Branch Designation Notice became effective on June 3, 2024;

(o)	the Distribution Agreement has not been amended and continues in full force and effect;

(p)	the Base Indenture has not been amended (other than by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, and any other supplements thereto relating to note issuances thereunder that do not constitute Notes) and the Indenture continues in full force and effect;

(q)	the decision to issue the New Notes was based on market demand and not for purposes of executing on Group capital or external Group funding plans within the meaning of the Delegation of Authorities;

(r)	the New Notes are offered pursuant to the Base Prospectus; and

(s)	immediately after giving effect to the issuance of the New Notes, the aggregate issuance amount, as measured by the aggregate initial public offering price, of Securities (as defined in the CFO and Treasurer Approval and Authorization) will not exceed USD 60,000,000,000 or the equivalent in such foreign currencies or units of two or more currencies (based on the applicable exchange rate at the time of offering) in accordance with the CFO and Treasurer Approval and Authorization;

(t)	at the time the Merger became effective, the Merger Agreement (i) was within the capacity and power of, had been duly authorized, executed and delivered by, and was binding on, all parties thereto, and (ii) was in full force and effect and had not been amended; and

(u)	the Merger became effective on May 31, 2024, in accordance with the terms and conditions of the Merger Agreement.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	UBS AG is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	UBS AG has the necessary corporate power and authority to, acting through the Issuing Branch, issue the New Notes.

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3.	UBS AG has taken all necessary corporate action to authorize the New Notes.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only, based on our independent professional judgment, and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	We express no opinion on the legality, validity or enforceability of any of the provisions of any Transaction Agreement or the Notes or the performance of the obligations assumed by UBS AG thereunder.

(c)	We express no opinion as to the accuracy or completeness of the information set out in the Base Prospectus, the Prospectus Supplement or the Pricing Supplement.

(d)	Further, we express no opinion as to tax matters, regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

(e)	We express no opinion on the Merger Agreement.

(f)	Pursuant to the terms of the Merger Agreement, UBS AG and Credit Suisse AG agreed to a merger by absorption under Swiss law (Absorptionsfusion), whereby Credit Suisse AG was absorbed by UBS AG (the Merger) and, effective upon registration of the Merger with the Commercial Registers of the Canton of Zurich and the Canton of Basel-City in Switzerland on May 31, 2024, Credit Suisse AG ceased to exist and all of its assets, liabilities and contracts were automatically transferred to, and were absorbed and taken over by, UBS AG by operation of Swiss law (Universalsukzession).

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention after the date hereof. This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of the New Notes and by Sullivan & Cromwell LLP for purposes of issuing its opinion to you as of the date hereof with respect to certain matters of the laws of the State of New York and U.S. federal law pertaining to the New Notes.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to a report on Form 6-K to be filed by UBS AG on or around the date hereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. Save as aforementioned, this opinion may not be transmitted by you to any other person, quoted or referred to in any public document or filed with anyone, in each case, without our express consent.

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This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the City of Zurich.

Sincerely yours,

/s/ HOMBURGER AG

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